Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Independent Auditors’ Report dated September 13, 2007 with respect to the carve out statements of net assets of First National Bank Holding Company to be sold to Belvedere SoCal (the “Business”) as of December 31, 2006 and 2005 and the related statements of direct revenues and direct operating expenses for the year ended December 31, 2006 and from Inception (February 15, 2005) through December 31, 2005 appearing in the Form S-4 filed with the Securities and Exchange Commission. Our report states that these statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission in lieu of full financial statements required by Rule 3-05 of the Regulation S-X and are not intended to be a complete presentation as if the business operated as a separate entity. The Company is in the process of negotiating the final terms of the definitive agreement related to the sale of the Business. Consequently, the historical amounts of the net assets to be sold may change based on the terms of the final negotiations.

/s/ LarsonAllen LLP

Scottsdale, Arizona

September 18, 2007